Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of March 13, 2008 by and between H. Clark Hickock (“Hickock”) and Axesstel, Inc., a Nevada corporation (“Axesstel”), with respect to the following facts:

A. Axesstel wishes to employ Hickock as Chief Executive Officer of Axesstel, and Hickock wishes to be employed as Chief Executive Officer of Axesstel.

B. Axesstel and Hickock wish to set forth in this Agreement the terms and conditions under which Hickock is to be employed by Axesstel.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Axesstel and Hickock hereby agree as follows:

1. Employment

1.1 Title. Axesstel hereby employs Hickock as Chief Executive Officer of Axesstel.

1.2 Duties. For so long as he is employed hereunder, Hickock (i) shall devote his full professional time and attention, best efforts, energy and skills to the services required of him as an employee of Axesstel, except for paid time off taken in accordance with Axesstel’s policies and practices and subject to Axesstel’s existing policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability and outside activities authorized under Section 2.1 below; (ii) shall use his best efforts to promote the interests of Axesstel; (iii) shall serve as a member of the Board of Directors if and when elected to do so; (iv) shall comply with all applicable governmental laws, rules and regulations and with all of Axesstel’s policies, rules and/or regulations applicable to the employees of Axesstel; and (v) shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices and in accordance with the directives of the Board of Directors of Axesstel. Hickock shall report directly to Axesstel’s Board of Directors and shall actively participate in the preparation and presentation to the Board of Directors of all reports regarding the business, operations and prospects of Axesstel. Hickock’s primary responsibilities during his employment with Axesstel shall be to (a) manage all of Axesstel’s day-to-day operations; and (b) perform any other duties assigned to him by Axesstel’s Board of Directors.

1.3 At Will Employment. Hickock’s employment under this Agreement shall be “at will”. The employment relationship between Axesstel and Hickock may be terminated by Hickock or by Axesstel at any time, with or without cause. In the event of the voluntary or involuntary termination of his employment, Hickock agrees, upon request of the Board of Directors to resign his position as a member of the Board of Directors.

1.4 Location. Hickock acknowledges that Axesstel’s principal executive offices are located in San Diego, California. Hickock’s principal place of employment shall be Axesstel’s principal executive offices. Hickock agrees that he will be regularly present at Axesstel’s principal executive offices. Hickock acknowledges that he may be required to travel from time to time in the course of performing his duties.

1.5 Life Insurance. If requested by Axesstel to do so, Hickock will cooperate with Axesstel’s efforts to procure a term life insurance policy on Hickock.

2. Outside Activities

2.1 Outside Activities. During the period of his employment, Hickock may serve on boards of directors (or similar body) of other business entities, or provide advisory and other services thereto; provided, that such activities do not interfere with the effective discharge of his duties and responsibilities to Axesstel, the nature of such service is disclosed to the Board of Directors of Axesstel and the Board consents to Hickock’s rendering such service, which consent shall not be unreasonably withheld or delayed. During the period of his employment, Hickock may also participate in outside business ventures provided that such participation does not conflict with Axesstel’s ongoing business operations or present a conflict of interest with Hickock’s duties and responsibilities to Axesstel.

2.2 Investment. Nothing in this Article 2 shall be construed as preventing Hickock from engaging in the investment of his personal assets so long as such investment activity does not require: (1) any participation on Hickock’s part in the operation or the affairs of the enterprise or enterprises in which such investments are made or (2) the rendering of any services by Hickock to any such enterprise.

3. Compensation

3.1 Base Salary. Axesstel shall pay Hickock an annual base salary of Three Hundred Thirty Thousand Dollars ($330,000) less applicable withholding taxes (“Base Salary”). Base Salary payments will be made to Hickock in accordance with Axesstel’s pay period practices.

3.2 Performance Compensation. During the period of his employment, Hickock shall be eligible to receive performance-based compensation in such amounts and for obtaining such targets as may be established in the discretion of the Board of Directors.

3.3 Adjustment. Hickock’s Base Salary and Performance Compensation shall be subject to annual increases on or about the anniversary of this Agreement. Increases, if any, shall be at the sole discretion of the Board of Directors of Axesstel.

3.4 Car Allowance. Hickock shall be entitled to receive a car allowance in the amount of One Thousand Five Hundred Dollars ($1,500) per month.

3.5 Insurance Policy. During the term of this Agreement, Axesstel shall pay all premiums on an existing $1 million life insurance policy owned by Hickock.

4. Benefits. During his employment, Hickock shall accrue and be entitled to take paid vacation in accordance with Axesstel’s vacation policies in effect from time to time, including Axesstel’s policies regarding vacation accruals; provided that Hickock’s rate of vacation accrual during the Period of Employment shall be no less than four (4) weeks per year. Notwithstanding the foregoing, Hickock shall cease to accrue further vacation at any time that Hickock has an unused vacation accrual of four (4) weeks. Hickock shall also be entitled to all other holiday and leave pay generally available to other executives of Axesstel. During his employment, Hickock shall be entitled to participate in all employee benefit, group health and life insurance, retirement, 401(k) and other benefit plans of Axesstel under the terms and conditions of such plan or programs.

5. Business Expenses. Upon presentation of appropriate documentation, Axesstel shall reimburse Hickock for reasonable, out-of-pocket business expenses incurred by Hickock in the course of his performance of his duties hereunder. Hickock will submit monthly expense reports for approval by the Board of Directors or Chief Financial Officer of Axesstel.

6. Severance. If Axesstel or its successor terminates Hickock without “cause,” Axesstel shall make a lump-sum payment equal to twelve (12) months of Hickock’s annual base salary at the level in place at the time of termination (less appropriate employment tax withholdings) plus acceleration of vesting of the stock options issued to Hickock that are outstanding as of the date of this Agreement. No severance benefit will be paid if Hickock resigns or if Hickock is terminated for cause. For purposes of this letter, “cause” shall mean any one of the following: (a) Hickock’s death; (b) Hickock’s permanent disability rendering Hickock unable to perform Hickock’s duties for a continuous period of ninety consecutive days due to physical or mental incapacity; (c) Hickock’s conviction of a felony; (d) acts of moral turpitude, including one or more acts of dishonesty by Hickock; (e) acts of sexual harassment and other discrimination or harassment (on the basis of gender, race, age or other proscribed factors) by Hickock; (f) Hickock’s abuse of alcohol, drugs or illegal substances which interferes with Hickock’s ability to perform Hickock’s duties; (g) other willful conduct or gross negligence on Hickock’s part which causes damage to Axesstel’s business; or (h) material breach of the terms of this letter and the Employee Inventions and Proprietary Rights Assignment Agreement to be signed by Hickock as a condition of Hickock’s employment.

7. Former Employment

7.1 No Conflict. Hickock represents and warrants that the execution and delivery by him of this Agreement, his employment by Axesstel and his performance of duties under this Agreement will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship, or any other contractual obligations.

7.2 No Use of Prior Confidential Information. Hickock will not intentionally disclose to Axesstel or use on its behalf any confidential information belonging to any of his former employers, but during his employment by Axesstel he will use in the performance of his duties all information (but only such information) which is generally known and used by persons with training and experience comparable to his own or is common knowledge in the industry or otherwise legally in the public domain.

8. Non-Solicitation; Confidentiality; Remedies

8.1 No Solicitation. During the Restricted Period (as defined below), neither Hickock nor any Executive-Controlled Person (as defined below) will, without the prior written consent of Axesstel’s Board of Directors, directly or indirectly solicit for employment, or make an unsolicited recommendation to any other person that it employs or solicit for employment any person who is or was, at any time during the Restricted Period, an officer, executive, employee, agent or representative of Axesstel or of any affiliate of Axesstel. As used in this Agreement, the term “Executive-Controlled Person” shall mean any company, partnership, firm or other entity as to which Hickock possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

8.2 Confidentiality.

8.2.1 Hickock acknowledges that, as a result of his status as Chief Executive Officer of Axesstel, he has, or will have, access to and possession of important confidential information and knowledge as to the business of Axesstel and its affiliates, including, hut not limited to knowledge of products of Axesstel and its affiliates, patents, technology, know-how, marketing and operating strategies, licensing and other agreements, financial results and projections, future plans, the provisions of other important contracts entered into by Axesstel and its affiliates, possible acquisitions and similar information. Hickock agrees that such knowledge and information constitutes a vital part of the business of Axesstel and are by their nature trade secrets and confidential information proprietary to Axesstel (collectively “Confidential Information”). Hickock agrees that he shall not divulge, communicate, furnish or make accessible (whether orally or in writing or in books, articles or any other medium) to any individual, firm, partnership or corporation, any Confidential Information without the consent of Axesstel’s Board of Directors. As used in this Agreement, the term, “Confidential Information” shall not include any knowledge or information that Hickock can demonstrate: (i) is or becomes available to others, other than as a result of breach by Hickock of this Article 8; (ii) was available to Hickock on a nonconfidential basis prior to its disclosure to Hickock through his status as an officer or employee of Axesstel; or (iii) becomes available to Hickock on a nonconfidential basis from a third party (other than Axesstel, its affiliates and any of their representatives) who is not bound by any confidentiality obligations to Axesstel or any of its affiliates. Hickock understands and agrees that he must also execute and fully comply with Axesstel’s Employee Innovations and Proprietary Rights Assignment Agreement in the form attached hereto as Exhibit A as a condition of his employment.

8.2.2 All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of Hickock or made available to him relating to Axesstel or any of its affiliates are and shall remain Axesstel’s property, and shall be delivered to Axesstel promptly upon any termination of Hickock’s employment with Axesstel, or at any other time on request, and such information shall be held confidential by Hickock after any termination of’ his employment with Axesstel.

8.3 No Competition During Employment. During the term of this Agreement, neither Hickock nor any Executive-Controlled Person will, without the prior written consent of Axesstel’s Board of Directors, render any services, directly or indirectly, as an employee, officer, consultant or in any other capacity, to any individual, firm, corporation or partnership engaged in any business or activity which directly competes with the business activities of Axesstel.

8.4 Restricted Period. As used in this Agreement, “Restricted Period” shall mean any period during which Hickock is employed by Axesstel and a period of two (2) years after the Termination Date.

8.5 Remedies. Hickock agrees that the provisions of’ this Article 8 are reasonable and necessary for the protection of Axesstel and that they may not be adequately enforced by an action for damages. Therefore, in the event of a breach or threatened breach of this Article 8 by Hickock or any Executive-Controlled Person, Axesstel shall be entitled, in addition to all other remedies, to an injunction and/or restraining order enjoining the breach or threatened breach of the provisions of Article 8 or otherwise to enforce specifically such provisions against violation, without the necessity of posting any bond or other security by Axesstel. Hickock further agrees that if he shall violate any of the covenants and agreements under this Article 8, Axesstel shall be entitled to an accounting and repayment of all profits, commissions or other benefits which Hickock has realized and/or may realize as a result of or arising out of any such violation. Such remedy shall be cumulative and not exclusive and in addition to any injunctive relief or other legal or equitable remedy to which Axesstel is or may be entitled. In addition, the prevailing party shall also he entitled to its reasonable attorneys’ fees and costs incurred in any action in which it is successful in establishing or defending against an alleged violation of Article 8.

8.6 Severability. The provisions contained in this Article 8 as to the time periods, scope of activities and persons or entities affected shall be deemed severable so that, if any provision contained in this Article 8 is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent permitted by law.

9. Return of Property. Upon the termination of this Agreement for any reason whatsoever, Hickock agrees to end all further use and utilization of, and to immediately return to Axesstel, without limitation, all copies of papers, drawings, tabulations, reports, computer programs, other documents or equipment, furnished by Axesstel or created or prepared by Hickock, either alone or jointly with others, pursuant to the provisions or requirements of this Agreement, and any tools or facilities furnished by Axesstel to Hickock. Notwithstanding the foregoing, on termination of the Agreement Hickock shall be permitted to retain his laptop computer, personal digital assistant and cellular telephone, provided that Axesstel first removes any Axesstel proprietary information from those devices.

10. General Provisions

10.1 Governing Law. This Agreement and the rights of the parties thereunder shall be governed by and interpreted under California law.

10.2 Assignment. Hickock may not delegate, assign, pledge or encumber his rights or obligations under this Agreement or any part thereof.

10.3 Entire Agreement. This Agreement (and its Exhibits) constitutes the entire agreement between the parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations and discussions of the parties, whether oral or written (all of which shall have no substantive significance or evidentiary effect). This Agreement specifically supersedes and replaces that certain Letter Agreement dated April 27, 2005, between Hickock and Axesstel. Each party acknowledges, represents and warrants that this Agreement is fully integrated and not in need of parol evidence in order to reflect the intentions of the parties.

10.4 Amendment. This Agreement may be waived, amended or supplemented only by a writing signed by both of the parties hereto.

10.5 Waiver. No waiver of any provision of’ this Agreement shall be binding unless and until set forth expressly in writing and signed by the waiving party. The waiver by either party of’ a breach of’ any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision, or a waiver of any contemporaneous breach of any other term or provision, or a continuing waiver of’ the same or any other term or provision. No failure or delay by a party in exercising any right, power, or privilege hereunder or other conduct by a party shall operate as a waiver thereof in the particular case or in any past or future case, and no single or partial exercise thereof shall preclude the full exercise or further exercise of any right, power or privilege. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.

10.6 Severability. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be interpreted, construed or rewritten so as to effectuate to the greatest possible extent the parties’ expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein,

10.7 Construction. Article and section headings are inserted herein for convenience of reference only and in no way are to be construed to define, limit or affect the construction or interpretation of the terms of this Agreement. The provisions of this Agreement have been prepared, examined, negotiated and revised by each party hereto, and no implication shall be drawn and no provision shall be construed against either party by virtue of the purported identity of the drafter of this Agreement, or any portion thereof.

10.8 Arbitration. The parties agree that any and all disputes that they have with one another which arise out of Hickock’s employment or under the terms of this Agreement shall be resolved through final and binding arbitration, as specified herein. This shall include, without limitation, disputes relating to this Agreement, Hickock’s employment by Axesstel or the forfeiture of the restricted stock granted to Hickock, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Hickock’s employment with

Axesstel or its termination. The only claims not covered by this Section 10.8 are (i) claims for benefits under the workers’ compensation laws or claims for unemployment insurance benefits, which will be resolved pursuant to those laws, and (ii) Axesstel’s claims for Hickock’s alleged breach of any of the provisions of Article 8 of this Agreement. Binding arbitration will he conducted in San Diego County, California, in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. The party initiating the arbitration shall bear the cost of the arbitration filing. Axesstel will bear the cost of any hearing fees and the arbitrator. Each party will bear its own attorneys’ fees, unless otherwise permitted by law and so determined by the arbitrator. Hickock understands and agrees that the arbitration shall be instead of any civil litigation and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

This Agreement is executed this 13th day of March, 2008.

AXESSTEL, INC., a Nevada corporation

/s/ H. Clark Hickcock	By:	/s/ Bryan B. Min
H. Clark. Hickock		Bryan B. Min, Chairman

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